Exhibit 99.1

Bay Banks of Virginia, Inc. Announces
Fourth Quarter and Full Year 2017 Results and Update

Richmond, Va., March 26, 2018; Bay Banks of Virginia, Inc. (the "Company") (OTCQB: BAYK), holding company of Virginia Commonwealth Bank and VCB Financial Group, today reported unaudited financial results for the full year and the fourth quarter ended December 31, 2017.
"Our transformative accomplishments in 2017 provide momentum into 2018 and beyond as advancements with the sales teams in the Richmond and Hampton Roads markets have contributed to strong organic loan growth of 29.3% excluding loans acquired in the merger with Virginia BanCorp Inc. ("Virginia BanCorp").  On April 1, 2017, Virginia Commonwealth Bank and Bank of Lancaster combined in a successful merger, then core systems were converted and the headquarters moved to Richmond, Virginia prior to year-end.  During the fourth quarter, net interest income continued to rise on a linked quarter basis, driving consistent core earnings expansion.  For the year, one-time merger and systems conversion expenses totaled $1.9 million and one-time professional and other expenses related to the succession of our Chief Financial Officer ("CFO") were $457,000.  Management also increased the allowance for loan and lease losses to 1.01% of total loans from 0.65% just after the merger.  Excluding the one-time items, growth in earnings before tax and provision continued.  We believe we have a well-positioned franchise, headquartered in the dynamic Richmond, Virginia market, with sound growth, asset quality and capital levels, a widening net interest margin, a freshly bolstered allowance for loan and lease losses, and an experienced and seasoned executive team.  I am proud of our accomplishments in 2017 as we shift our focus to 2018 and beyond, with the intention of improving efficiency and expanding fee income while maintaining lending momentum coupled with strong risk management practices." said Randal R. Greene, President and Chief Executive Officer.
Greene continued, "In the fourth quarter, the Company updated its April 1, 2017 fair market value of Virginia BanCorp's balance sheet to better reflect the expected value of a pool of consumer loans acquired in the merger.  This portfolio, which totaled $17.4 million at April 1, 2017, has experienced elevated charge offs since the merger which have exceeded the discount previously assigned to the pool of loans, and accordingly, its fair value was adjusted down by $2.2 million.  The decline in fair value of these loans resulted in a $1.4 million increase in goodwill, which translated into a $0.08 per share decrease in tangible book value as of April 1, 2017.  At December 31, 2017, this acquired consumer loan portfolio has paid down to a balance of $11.1 million.  Loans charged-off since the merger date from this acquired portfolio totaled $696,000."
Net Income
The Company reported a net loss of $2.0 million, or $0.16 per diluted common share for the three months ended December 31, 2017 compared to net income of $571,000, or $0.12 per diluted common share for the three months ended December 31, 2016.  Net loss for the full year ended December 31, 2017 totaled $943,000, or $0.10 per common share compared to net income of $2.5 million, or $0.53 per common share for the prior year.  Results for the fourth quarter included merger and systems conversion costs of $850,000, expenses related to the succession of the CFO of $457,000 and provision expense for loan and lease losses of $3.1 million, which included $2.1 million in provision expense in excess of charged off loans that was attributed to growth in the loan portfolio.
Rising Net Interest Income
The Company's primary source of revenue is its net interest income, which is the sum of the Company's interest income on loans and investments less its interest costs associated with customer deposits and other interest-bearing liabilities.  Net interest income continues to rise year over year and on a linked quarter basis. Net interest income totaled $8.6 million for the three months ended December 31, 2017 compared to $7.8 million for the three months ended September 30, 2017 and $3.8 million for the prior year period before the merger.  Accretion income for the three and twelve-months ended December 31, 2017 totaled $1.0 million and $1.9 million, respectively.  The net interest margin for the fourth quarter of 2017 totaled 3.82%, which improved from 3.45% over the same period a year ago, as interest earning asset yields increased faster than the cost of the Company's interest-bearing liabilities in the current rising interest rate environment.

Noninterest Income
The Company has diverse sources of noninterest income, including a strategic focus on growing fee income from commercial loans and wealth management services.  The Company also earns fee income on deposits and noninterest earning investments.  Noninterest income totaled $614,000 for the three months ended December 31, 2017 compared to $1.3 million for the same period a year ago.  For the twelve-month period, noninterest income totaled $3.7 million in 2017 compared to $4.6 million for the same period in 2016.  The decline in revenue was, in part, due to declines in secondary lending fees, losses on disposals of fixed assets and write-downs on foreclosed real estate.
Operating Efficiency
Without compromising strategic growth opportunities, through the addition of talented bankers and key leadership positions, the Company remains laser focused on exceeding the cost savings goals established by management during the recently completed merger with Virginia BanCorp.  The operating efficiency in 2017 was affected by one-time expenses due to the merger, the associated systems conversion and costs related to the CFO succession.  Noninterest expense totaled $8.1 million for the three months ended December 31, 2017 compared to $6.8 million for the three months ended September 30, 2017 and $4.4 million for the fourth quarter of 2016.  For the full year, noninterest expense totaled $26.9 million in 2017 compared to $15.2 million in 2016.  One-time merger and conversion costs totaled $850,000 for the fourth quarter and $1.9 million for the full year.  One-time CFO succession costs totaled $457,000 in the fourth quarter.
Balance Sheet and Capital Strength
Following the merger between the Company and Virginia BanCorp, plus the approximately $32.9 million in net proceeds received as a result of a private placement of common stock in August 2017, the Company had total assets of $971 million at December 31, 2017 and capital levels were strong with the tier one leverage capital ratio at 11.02% of average assets.  During the year, the Company added talented bankers in Richmond and Hampton Roads, Virginia.  Investments in these markets, combined with ongoing success in legacy markets, led to robust organic loan growth of 29.3% or $112.9 million for the year ended December 31, 2017, excluding loans acquired in the merger.  The growth in the loan portfolio was due primarily to added commercial loan growth in the Richmond and Hampton Roads markets.  Growth in loan balances were funded by increased deposits.  Total deposits were $761.8 million at December 31, 2017 compared to $381.7 million at December 31, 2016.  The Company remains focused on growing noninterest bearing balances, which increased from $74.8 million to $103.0 million during the year.
Strong Asset Quality
Asset quality improved in the fourth quarter. Total classified assets declined as a percentage of assets during the year and totaled $15.7 million as of December 31, 2017.  Provision expense was $4.9 million for the year and exceeded loan charge-offs, resulting in growth in the Company's allowance for loan and lease losses of $3.9 million to $7.8 million at December 31, 2017.  Growth in the allowance for loan and lease loss was due primarily to growth in the size of the loan portfolio combined with management's estimates of qualitative risks in lending practices and portfolio composition.  Classified assets increased $4.0 million for the year to $15.7 million at year-end. Nonperforming assets decreased to 1.20% of total assets at December 31, 2017, compared to 1.60% at December 31, 2016.
Outlook
In 2017, with the Virginia BanCorp merger, the Company created a well-positioned billion-dollar bank headquartered in the robust Richmond, Virginia market with existing strong commercial growth trends, an expanding core deposit base and a proven, experienced leadership team.  The Company believes the high one-time costs impacting the operating results in 2017 are nearly complete and the focus of 2018 is to establish a clean profitable run rate.  The Company anticipates continued strong double-digit growth rates in loans and core deposits.  The Company expects expenses related to the succession of its CFO will be complete in the first quarter of 2018. While the Company remains opportunistic, its primary goals are to build efficiency and capitalize on the transformative accomplishments of 2017.

Selected Financial Data
Quarters ended:	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$970,885	$959,936	$867,392	$504,207	$486,710
Loans receivable	766,496	744,628	649,942	405,261	385,400
Deposits	761,846	735,413	688,974	382,500	381,718
Loans to deposits	100.6%	101.3%	94.3%	106.0%	101.0%

CAPITAL
Common equity	$ 114,884	$ 117,788	$ 84,478	$ 41,617	$ 41,705
Regulatory capital	121,254	122,435	88,491	51,826	51,726
Total common equity to assets	11.83%	12.27%	9.74%	8.25%	8.57%
Tangible common equity to tangible assets (non-GAAP)*	11.15%	11.67%	9.05%	7.93%	8.24%
Tier 1 Leverage Ratio	11.15%	12.22%	11.42%	8.41%	8.67%

PROFITABILITY MEASURES
Interest Income	$ 10,514	$ 9,496	$ 8,892	$ 4,798	$ 4,635
Interest Expense	1,944	1,694	1,448	914	865
Net Interest Income	$ 8,570	$ 7,802	$ 7,444	$ 3,884	$ 3,770
Provision for (recovery of) Loan Losses	3,101	1,075	568	190	(120)
Net Interest Income after Provision/Recovery	$ 5,469	$ 6,727	$ 6,876	$ 3,694	$ 3,890
Noninterest Income	614	1,070	1,143	857	1,330
Noninterest Expense	8,086	6,782	7,208	4,849	4,352
Income (Loss) before Taxes	$ (2,003)	$ 1,015	$ 811	$ (298)	$ 868
Income Taxes	62	273	254	(121)	297
Net Income/Loss	$ (2,065)	$ 742	$ 557	$ (177)	$ 571
Return on Average Assets	-0.86%	0.32%	0.26%	-0.14%	0.48%
Return on Average Equity	-7.10%	2.93%	2.65%	-1.70%	5.46%
Net interest margin	3.82%	3.62%	3.80%	3.45%	3.45%
Yield on earning assets	4.69%	4.40%	4.53%	4.25%	4.23%
Cost of funds	0.92%	0.83%	0.76%	0.82%	0.80%

PER SHARE DATA
Basic Earnings per share (EPS)	($0.16)	$0.07	$0.06	($0.04)	$0.12
Average basic shares outstanding	13,036,057	10,488,227	9,233,615	4,776,800	4,774,856
Diluted Earnings per share (EPS)	($0.16)	$0.07	$0.06	($0.04)	$0.12
Diluted average shares outstanding	13,108,400	10,557,623	9,304,796	4,776,800	4,816,071
Book value per share	$8.70	$8.93	$8.99	$8.69	$8.73
Tangible book value per share (non-GAAP)*	$8.13	$8.43	$8.29	$8.21	$8.25
Period-end shares outstanding	13,203,605	13,193,983	9,399,138	4,787,356	4,774,856

ASSET QUALITY
Classified assets	$ 15,655	$ 17,110	$ 18,133	$ 12,076	$ 11,683
Classified assets to Tier 1 capital + ALL	13.69%	14.80%	22.22%	26.86%	25.99%
Non-performing assets (excluding TDR's)	$ 11,624	$ 9,961	$ 10,722	$ 9,051	$ 7,794
Non-performing assets to total assets	1.20%	1.04%	1.24%	1.80%	1.60%
Net charge-offs (recoveries)	$ 948	$ 396	$ 320	$ 60	$ (242)
Net charge-offs to average loans	0.50%	0.23%	0.20%	0.06%	-0.26%
Loan loss reserves to non-performing loans	105.86%	102.46%	79.09%	60.36%	72.89%
Loan Loss Reserve to Loans	1.01%	0.66%	0.65%	0.99%	1.00%

* Tangible equity and tangible assets are net of goodwill and core deposit intangible

About Bay Banks of Virginia, Inc.
Bay Banks of Virginia, Inc. is the bank holding company for Virginia Commonwealth Bank and VCB Financial Group.  Founded in the 1930's, Virginia Commonwealth Bank is headquartered in Richmond, Virginia.  With 18 banking offices located throughout the Richmond market area, the Northern Neck region, Tri-Cities area of Petersburg, Hopewell and Colonial Heights, Middlesex County and Suffolk, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, and mortgage banking.  VCB Financial Group provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration along with investment and wealth management services.

Forward-Looking Statements
This press release contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: the ability to successfully implement integration plans associated with the Virginia BanCorp merger (the "merger"), which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the merger within the expected timeframe; disruptions to customer and employee relationships and business operations caused by the merger; changes in interest rates and general economic conditions; the legislative/regularity climate; monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; and tax and accounting rules, principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 844-404-9668 or inquiries@baybanks.com.

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